EXECUTION COPY


                               TERM LOAN AGREEMENT

                            Dated as of March 1, 2000

                                      Among

                               NORTHEAST UTILITIES
                                   as Borrower

                             THE BANKS NAMED HEREIN

                               FLEET NATIONAL BANK
                              as Syndication Agent

                              THE BANK OF NEW YORK
                             as Documentation Agent

                                       and

                       CANADIAN IMPERIAL BANK OF COMMERCE,
                                 NEW YORK AGENCY
                             as Administrative Agent

                                TABLE OF CONTENTS
                                                                            Page

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Certain Defined Terms                                        1
SECTION 1.02.    Computation of Time Periods                                 14
SECTION 1.03.    Accounting Terms; Financial Statements                      14
SECTION 1.04.    Computations of Outstandings                                14


                                   ARTICLE II

                                   COMMITMENTS

SECTION 2.01.    The Commitments                                             15
SECTION 2.02.    Fees                                                        15


                                   ARTICLE III

                                CONTRACT ADVANCES

SECTION 3.01.    Contract Advances                                           15
SECTION 3.02.    Terms Relating to the Making of Contract Advances           15
SECTION 3.03.    Making of Advances                                          16
SECTION 3.04.    Repayment of Advances                                       16
SECTION 3.05.    Interest                                                    17

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                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page

                                   ARTICLE IV

                                    PAYMENTS

SECTION 4.01.    Payments and Computations                                   19
SECTION 4.02.    Prepayments                                                 20
SECTION 4.03.    Yield Protection                                            21
SECTION 4.04.    Sharing of Payments, Etc.                                   24
SECTION 4.05.    Taxes                                                       25


                                    ARTICLE V

                              CONDITIONS PRECEDENT

SECTION 5.01.    Conditions Precedent to Effectiveness                       26
SECTION 5.02.    Conditions Precedent to Advances on Funding Date.           28
SECTION 5.03.    Reliance on Certificates                                    29


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

SECTION 6.01.    Representations and Warranties of the Borrower              29


                                   ARTICLE VII

                                    COVENANTS

SECTION 7.01.    Affirmative Covenants                                       33
SECTION 7.02.    Negative Covenants                                          36
SECTION 7.03.    Financial Covenants                                         41
SECTION 7.04.    Reporting Obligations                                       41

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                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page

                                  ARTICLE VIII

                                    DEFAULTS

SECTION 8.01.    Events of Default                                           44
SECTION 8.02.    Remedies Upon Events of Default                             46


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

SECTION 9.01.    Authorization and Action                                    46
SECTION 9.02.    Administrative Agent's Reliance, Etc.                       47
SECTION 9.03.    CIBC and its Affiliates.                                    47
SECTION 9.04.    Lender Credit Decision                                      48
SECTION 9.05.    Indemnification                                             48
SECTION 9.06.    Successor Administrative Agent                              48
SECTION 9.07.    Other Agents                                                49


                                    ARTICLE X

                                  MISCELLANEOUS

SECTION 10.01.   Amendments, Etc.                                            49
SECTION 10.02.   Notices, Etc.                                               49
SECTION 10.03.   No Waiver of Remedies                                       50
SECTION 10.04.   Costs, Expenses and Indemnification                         50
SECTION 10.05.   Right of Set-off                                            51
SECTION 10.06.   Binding Effect                                              52
SECTION 10.07.   Assignments and Participation                               52
SECTION 10.08.   Confidentiality                                             55
SECTION 10.09.   Waiver of Jury Trial                                        55
SECTION 10.10.   Governing Law                                               55
SECTION 10.11.   Relation of the Parties; No Beneficiary                     56
SECTION 10.12.   Execution in Counterparts                                   56
SECTION 10.13.   Limitation of Liability                                     56

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page

                                    SCHEDULES

Schedule I       -      Applicable Lending Offices
Schedule II      -      Pending Actions


                                    EXHIBITS

Exhibit 1.01A    -      Form of Contract Note

Exhibit 3.01     -      Form of Notice of Contract Borrowing

Exhibit 5.01A    -      Form of Opinion of Day, Berry and Howard, Counsel to the
                           Borrower

Exhibit 5.01B    -      Form of Opinion of Jeffrey C. Miller, Assistant
                            General Counsel of NUSCO

Exhibit 5.01C    -      Form of Opinion of King and Spalding, Special New York
                           Counsel to the Administrative Agent

Exhibit 10.07    -      Form of Lender Assignment

                               TERM LOAN AGREEMENT

                            Dated as of March 1, 2000

THIS TERM LOAN AGREEMENT is made by and among:

(i) Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts ("NU" or the "Borrower");

(ii) The financial institutions (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto;

(iii)    Fleet National Bank, as Syndication Agent hereunder;

(iv)     The Bank of New York, as Documentation Agent hereunder; and

(v) Canadian Imperial Bank of Commerce, a Canadian chartered bank ("CIBC") acting through its New York Agency, as Administrative Agent for the Lenders hereunder.


                              PRELIMINARY STATEMENT

         The Borrower has requested the Banks to provide the credit facility hereinafter described in the amounts and on the terms and conditions set forth herein. The Banks have so agreed on the terms and conditions set forth herein, and the Administrative Agent has agreed to act as agent for the Lenders on such terms and conditions.

         Based upon the foregoing and subject to the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

                  "ADMINISTRATIVE AGENT" means CIBC, in its capacity as administrative agent hereunder, or any successor thereto as provided herein.

                  "ADVANCE" means a Contract Advance.

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Term Loan Agreement, as the same may be modified, amended and/or supplemented pursuant to the terms hereof.

                  "APPLICABLE LENDING OFFICE" means, with respect to each
         Lender:

                           (i) in the case of any Contract Advance, (A) such
                  Lender's "Eurodollar Lending Office" in the case of a Eurodollar Rate Advance or (B) such Lender's "Domestic Lending Office" in the case of a Base Rate Advance, in each case as specified opposite such Lender's name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender; or

                           (ii) in each case, such other office of such Lender
                  as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

                  "APPLICABLE MARGIN" means, for any day during the relevant period indicated below for any outstanding Contract Advance, the percentage per annum set forth below in effect on such day during such period, determined on the basis of the Applicable Rating Level for the
         Borrower:

                        APPLICABLE MARGIN (PERCENTAGE %)

 APPLICABLE          EURODOLLAR                      BASE RATE
RATING LEVEL        RATE ADVANCES                    ADVANCES

                     FUNDING                         FUNDING

                     DATE  8-1-00  11-1-00 AND       DATE  8-1-00  11-1-00 AND
                           7-31-00 10-31-00                7-31-00 10-31-00
                           THEREAFTER                      THEREAFTER

Level I              2.00    1.375     1.625       1.00     .375     .625
Level II             2.00    1.625     1.875       1.00     .625     .875
Level III            2.00    1.875     2.125       1.00     .875    1.125
Level IV             2.00    2.125     2.375       1.00    1.12     1.375
Level V              2.00    2.375     2.625       1.00    1.375    1.625
Level VI             2.00    2.625     2.875       1.00    1.625    1.875

         Any change in the Applicable Margin caused by a change in the Applicable Rating Level shall take effect at the time such change in the Applicable Rating Level shall occur.


                  "APPLICABLE RATE" means, with respect to any Advance made to the Borrower, either of (i) the Base Rate from time to time applicable to such Advance plus the Applicable Margin, or (ii) the Eurodollar Rate from time to time applicable to such Advance plus the Applicable Margin.

                  "APPLICABLE RATING LEVEL" shall be determined at any time and from time to time on the basis of the ratings assigned by S and P and Moody's to the senior, unsecured, non-credit enhanced long-term Debt of the Borrower (the "RATED DEBT") in accordance with the following:


                             APPLICABLE RATING LEVEL

                              S & P                         MOODY'S

Level I                       BBB+ or higher                Baa3 or higher
Level II                      BBB                           Ba1
Level III                     BBB-                          Ba2
Level IV                      BB+                           Ba3
Level V                       BB                            B1
Level VI                      BB- or lower                  B2 or lower

         In the event that the rating assigned by S and P to the Rated Debt and the rating assigned by Moody's to the Rated Debt do not correspond to the same Applicable Rating Level, then the lower of the two ratings shall determine the Applicable Rating Level. The Applicable Rating Level shall be redetermined as and when any change in the ratings used in the determination thereof shall be announced by S and P or Moody's, as the case may be.

                  If either Moody's or S and P shall cease to issue or maintain a rating on the Rated Debt, then the Applicable Rating Level shall be Level VI.

                  "BANKS" has the meaning assigned to that term in the caption to this Agreement.

                  "BASE RATE" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

                           (a) the rate of interest announced publicly by CIBC
                  in its principal place of business in the United States from time to time as CIBC's base rate for loans made in United States Dollars; and

                           (b) half of one percent per annum above the Federal
                  Funds Rate in effect from time to time.

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

                  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Administrative Agent's base rate or the Federal Funds Rate shall be effective on the effective date of such change in the Administrative Agent's base rate or the Federal Funds Rate, respectively.

                  "BASE RATE ADVANCE" means a Contract Advance in respect of which the Borrower has selected in accordance with Article III hereof, or this Agreement provides for, interest to be computed on the basis of the Base Rate.

                  "BORROWER" has the meaning assigned to that term in the caption to this Agreement.

                  "BORROWING" means a Contract Borrowing.

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "CHANGE OF CONTROL" means (a) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Consolidated Edison, Inc., shall either
         (1) acquire beneficial ownership of more than 50 percent of any outstanding class of common stock of NU having ordinary voting power in the election of directors of NU or (2) obtain the power (whether or not exercised) to elect a majority of NU's directors or (b) except as a result of the acquisition of NU by Consolidated Edison, Inc., the Board of Directors of NU shall not consist of a majority of Continuing Directors. For purposes of this definition, the term "Continuing Directors" means directors of NU on the Closing Date and each other director of NU, if such other director's nomination for election to the Board of Directors of NU is recommended by a majority of the then Continuing Directors.

                  "CIBC" means Canadian Imperial Bank of Commerce, a Canadian chartered bank, acting through its New York Agency.

                  "CL & P" means The Connecticut Light and Power Company, a corporation organized under the laws of the State of Connecticut.

                  "CL & P INDENTURE" has the meaning assigned to that term in
         Section 7.02(a)(ii) hereof.

                  "CLOSING DATE" has the meaning assigned to that term in
         Section 5.01 hereof.

                  "COMMITMENT" means, for each Lender, the aggregate amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(c). "COMMITMENTS" shall refer to the aggregate of the Lenders' Commitments hereunder.

                  "COMMITMENT FEE" has the meaning assigned to that term in
         Section 2.02(a) hereof.

                  "COMMON EQUITY" means, at any date for the Borrower, an amount equal to the sum of the aggregate of the par value of, or stated capital represented by, the outstanding common shares of the Borrower and its Subsidiaries and the surplus, paid-in, earned and other capital, if any, of the Borrower and its Subsidiaries, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles.

                  "CONFIDENTIAL INFORMATION" has the meaning assigned to that term in Section 10.08 hereof.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of any interest required to be paid during such period by the Borrower and its Subsidiaries on Debt (including the current portion thereof) (as determined on a consolidated basis in accordance with generally accepted accounting principles), excluding interest required to be paid on the stranded cost recovery bonds of any Subsidiary of the Borrower.

                  "CONSOLIDATED OPERATING INCOME" means, for any period (as determined on a consolidated basis in accordance with generally accepted accounting principles), the Borrower's and its Subsidiaries' operating income for such period, adjusted as follows:

                  (i) increased by the amount of income taxes accrued less the amount of income taxes paid by the Borrower and its Subsidiaries during such period, if and to the extent deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated operating income for such period;

                  (ii) increased by the amount of any depreciation and amortization deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated operating income for such period;

                  (iii) decreased by the amount of any capital expenditures paid by the Borrower and/or its Subsidiaries to the extent not deducted in the computation of the Borrower's and its Subsidiaries' consolidated operating income for such period;

                  (iv) decreased by the amount of revenues accrued by the Borrower and/or its Subsidiaries related to the interest and principal on stranded cost recovery bonds issued by Subsidiaries of the Borrower, and increased by the amount of operating expenses accrued by the Borrower and/or its Subsidiaries related to the interest and principal on stranded cost recovery bonds issued by Subsidiaries of the Borrower, in each case to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated operating income for such period;

                  (v) decreased by the proceeds of stranded cost recovery bonds issued by Subsidiaries of the Borrower to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated operating income for such period; and

                  (vi) decreased by the proceeds (including Extraordinary Proceeds of the Borrower and/or its Subsidiaries) of asset sales done outside the ordinary course of business to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated operating income for such period; and

                  (vii) increased or decreased, as the case may be, by the amount of income taxes paid or refunded on gains or losses related to the sale of assets or purchased power contracts done outside the ordinary course of business to the extent included in the computation of the Borrower's and/or its Subsidiaries consolidated operating income for such period.

                  "CONTRACT ADVANCE" means an advance by a Lender to the Borrower pursuant to Article III hereof, and refers to a Eurodollar Rate Advance or a Base Rate Advance (each of which shall be a "TYPE" of Contract Advance). For purposes of this Agreement, all Contract Advances of a Lender (or portions thereof) of the same Type and Interest Period, if any, made or converted on the same day to the Borrower shall be deemed to be a single Advance by such Lender until repaid.

                  "CONTRACT BORROWING" means a borrowing consisting of one or more Contract Advances of the same Type and Interest Period, if any, made, continued or converted on the same Business Day. A Contract Borrowing may be referred to herein as being a "TYPE" of Contract Borrowing, corresponding to the Type of Contract Advances comprising such Borrowing, whether such Advances were made on the Funding Date or were continued or converted as Advances of a certain Type and for a certain Interest Period. For purposes of this Agreement, all Contract Advances of the same Type and Interest Period, if any, made, continued or converted on the same day to the Borrower shall be deemed a single Contract Borrowing hereunder until repaid.

                  "CONTRACT NOTE" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 1.01A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Contract Advances made by such Lender to the Borrower.

                  "DEBT" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, including but not limited to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding stranded cost recovery bonds which are non-recourse to such Person), (ii) obligations of such Person to pay the deferred purchase price of property or services (excluding any obligation of such Person to the United States Department of Energy or its successor with respect to disposition of spent nuclear fuel burned prior to April 3, 1983), (iii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii), above, including all Parent Support Obligations, (v) letters of credit, guaranties and other forms of credit enhancement issued to support power sales and trading activities, and (vi) liabilities in respect of unfunded vested benefits under ERISA Plans.

                  "DISCLOSURE DOCUMENTS" means for the Borrower and each Principal Subsidiary: (i) such Person's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1999; and (iii) each Current Report on Form 8-K of such Person filed after September 30, 1999 and on or prior to February 29, 2000.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA AFFILIATE" means, with respect to any Person, any trade or business (whether or not incorporated) which is a "commonly controlled entity" of such Person within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

                  "ERISA MULTIEMPLOYER PLAN" means a "multiemployer plan" subject to Title IV of ERISA.

                  "ERISA PLAN" means an employee benefit plan (other than a ERISA Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and covered by Title IV of ERISA.

                  "ERISA PLAN TERMINATION EVENT" means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations) with respect to an ERISA Plan or an ERISA Multiemployer Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or
         (iii) the filing of a notice of intent to terminate an ERISA Plan or an ERISA Multiemployer Plan or the treatment of an ERISA Plan or an ERISA Multiemployer Plan under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or an ERISA Multiemployer Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

                  "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EURODOLLAR RATE" means, for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to (i) the rate for deposits in U.S. Dollars for a period equal to such Interest Period appearing on Page 3750 of the Telerate Service at approximately 11:00 a.m. (London time) two

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

         Business Days before the first day of such Interest Period, or (ii) if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1 dash 16 of 1 percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London inter-bank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in the amount of 1,000,000 dollars and for a period equal to such Interest Period. If determined pursuant to clause (ii), above, the Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.05(d) and 4.03(g).

                  "EURODOLLAR RATE ADVANCE" means a Contract Advance in respect of which the Borrower has selected in accordance with Article III hereof, or this Agreement provides for, interest to be computed on the basis of the Eurodollar Rate.

                  "EURODOLLAR RESERVE PERCENTAGE" of any Lender or its subparticipant, for each Interest Period for each Eurodollar Rate Advance, means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender or its subparticipant with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                  "EVENT OF DEFAULT" has the meaning specified in Section 8.01 hereof.

                  "EXTRAORDINARY PROCEEDS" shall mean, for any Person for any period, net proceeds received by such Person during such period from
         (i) issuances of securitization bonds sold by such Person or any of its Subsidiaries plus (ii) sales of assets by such Person or any of its Subsidiaries not in the ordinary course of business plus (iii) the sale or disposition (by way of merger, sale of capital stock, sale of assets or otherwise) of any Subsidiary of such Person. For purposes of the foregoing, all cash received by such Person from, or as a result of the sale or disposition of, a Subsidiary shall be deemed to constitute "Extraordinary Proceeds" up to the amount of proceeds received by, or as a result of the sale or disposition of, such Subsidiary from such issuances and sales during the relevant period, net of underwriting discounts and commissions, costs of sale and other, similar transaction costs.

                  "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

         Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "FEE LETTER" means that certain Fee Letter dated February 18, 2000 between NU and CIBC.

                  "FERC" means the Federal Energy Regulatory Commission.

                  "FINANCIAL STATEMENTS" means, with respect to the Borrower and each Principal Subsidiary, (i) the audited consolidated balance sheet of such Person as at December 31, 1998, (ii) the unaudited consolidated balance sheet of such Person as at September 30, 1999, (iii) the audited consolidated statements of income and cash flows of such Person for the Fiscal Year ended December 31, 1998 and (iv) the unaudited consolidated statements of income and cash flows of such Person for the 9-month period ended September 30, 1999, in each case as included in such Person's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1998 or Quarterly Report on Form 10-Q for the Fiscal Quarter ended September 30, 1999.

                  "FIRST MORTGAGE BONDS" means any bond, however designated, entitled to the benefits of a First Mortgage Indenture.

                  "FIRST MORTGAGE INDENTURE" means, with respect to CL and P, the CL and P Indenture or any successor thereto or replacement thereof; and with respect to WMECO, the WMECO Indenture or any successor thereto or replacement thereof.

                  "FISCAL QUARTER" means a period of three calendar months ending on the last day of March, June, September or December, as the case may be.

                  "FISCAL YEAR" means a period of twelve calendar months ending on the last day of December.

                  "FIXED CHARGES" shall mean, for any period, the sum of the following amounts: (a) dividends paid by NU to common and preferred stockholders during such period; (b) interest expense for NU for such period; and (c) income taxes paid by NU during such period.

                  "FUNDING DATE" has the meaning assigned to that term in
         Section 2.01 hereof.

                  "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body (including, without limitation, the Securities and Exchange Commission, the FERC, the Nuclear Regulatory Commission, the Connecticut Department of Public Utility Control and the Massachusetts Department of Telecommunications and Energy, required in connection with either (i) the execution, delivery or performance of any Loan Document, (ii) the nature of the Borrower's or any Subsidiary's business as conducted or the nature of the property owned or leased by it or (iii) the acquisition by the Borrower of YES.

                  "HAZARDOUS SUBSTANCE" means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

                  "HWP" means Holyoke Water Power Company, a corporation organized under the laws of the Commonwealth of Massachusetts.

                  "INDEMNIFIED PERSON" has the meaning assigned to that term in
         Section 10.04(b) hereof.

                  "INTEREST PERIOD" has the meaning assigned to that term in
         Section 3.05(a) hereof.

                  "LENDER ASSIGNMENT" means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit 10.07 hereto.

                  "LENDERS" means the financial institutions listed on the signature pages hereof, and each assignee that shall become a party hereto pursuant to Section 10.07.

                  "LIEN" means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  "LOAN DOCUMENTS" means this Agreement and the Notes.

                  "MAJORITY LENDERS" means on any date of determination, Lenders who, collectively, on such date (i) have Percentages in the aggregate of at least 66-2/3 percent and (ii) if the Advances shall have been made on the Funding Date, hold at least 66-2/3 percent of the then aggregate Outstanding Credits of the Lenders. Determination of those Lenders satisfying the criteria specified above for action by the Majority Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

                  "MOODY'S" means Moody's Investors Service, Inc., or any successor thereto.

                  "NAEC" means North Atlantic Energy Corporation, a corporation organized under the laws of the State of New Hampshire.

                  "NAMED DEBT" means Debt of HWP under (i) the Reimbursement and Security Agreement (1988 Series), dated as of November 3, 1999, between HWP and The Toronto-Dominion Bank and (ii) the Reimbursement and Security Agreement (1990 Series), dated as of November 3, 1999, between HWP and The Toronto-Dominion Bank.

                  "NGC EQUITY CONTRIBUTION" shall mean the proposed equity investment by the Borrower of up to $475,000,000 in Northeast Generation Company.

                  "NOTE" means a Contract Note, as may be amended, supplemented or otherwise modified from time to time.

                  "NOTICE OF CONTRACT BORROWING" has the meaning assigned to that term in Section 3.01 hereof.

                  "NU" has the meaning assigned to that term in the caption to this Agreement.

                  "NU SYSTEM MONEY POOL" means the money pool described in the application/declaration, as amended, of NU and certain of its Subsidiaries, filed with the Securities and Exchange Commission in File No. 70-8875, as amended from time to time.

                  "NUSCO" means Northeast Utilities Service Company, a Connecticut corporation.

                  "OPERATING CASH FLOW" shall mean, for any period, the sum of the following amounts: (1) dividends paid to the Borrower by a Subsidiary thereof during such period; (2) consulting and management fees paid to the Borrower for such period; (3) tax sharing payments made to the Borrower during such period; (4) interest and other distributions paid to the Borrower during such period with respect to cash (e.g., NU System Money Pool) and other permitted investments of the Borrower; and (5) other cash payments made to the Borrower by its Subsidiaries other than (A) returns of invested capital, (B) payments of the principal on Debt of any such Subsidiary to the Borrower (to the extent permitted hereunder) and (C) Extraordinary Proceeds. If at any time there shall exist an event or condition which permits any holder to accelerate the maturity date of any Debt of, or terminate its commitment to extend credit to any Subsidiary, then the contributions of such Subsidiary to Operating Cash Flow for any period ending at or prior to such time shall be eliminated and Operating Cash Flow shall be calculated after giving effect to such elimination.

                  "OUTSTANDING CREDITS" mean, on any date of determination, an amount equal to the aggregate principal amount of all Contract Advances outstanding on such date. The "Outstanding Credits" of a Lender on any date of determination shall be an amount equal to the outstanding Advances made by such Lender.

                  "PARENT SUPPORT OBLIGATION" means, without duplication, any obligation of the Borrower under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii) of the definition of "Debt", including any reimbursement obligation in respect of a letter of credit, any recourse obligation in respect of a surety or similar bond or other, similar obligation of the Borrower other than a construction completion or similar performance guaranty as permitted hereunder issued on behalf of HEC Inc. The amount of each Parent Support Obligation shall be computed in good faith in accordance with the Borrower's then applicable mark-to-market and other risk management methods.

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

                  "PERCENTAGE" means, in respect of any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day (or, if the Commitments shall have been terminated, the aggregate principal amount of outstanding Advances held by such Lender on such day) by the total of the Commitments (or outstanding Advances, as applicable) on such day, and multiplying the quotient so obtained by 100%.

                  "PERMITTED INVESTMENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition by such Person; (ii) time deposits and certificates of deposit, with maturities of not more than six (6) months from the date of acquisition by such Person, of any international commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and having a rating on its commercial paper of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's; (iii) commercial paper issued by any Person, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and matures not more than six (6) months after the date of acquisition by such Person; (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) and
         (ii) above and (v) United States Securities and Exchange Commission registered money market mutual funds conforming to Rule 2a-7 of the Investment Company Act of 1940 in effect in the United States, that invest primarily in direct obligations issued by the United States Treasury and repurchase obligations backed by those obligations, and rated in the highest category by S&P and Moody's.

                  "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "PRINCIPAL SUBSIDIARY" shall mean YES, CL&P, WMECO, PSNH, HWP, NAEC, Select Energy, Inc., HEC Inc., Northeast Generation Company, Mode One Communications, Inc., and any other Subsidiary, whether owned directly or indirectly by the Borrower, which, with respect to the Borrower and its Subsidiaries taken as a whole, represents at least ten percent (10%) of such Borrower's consolidated assets or such Borrower's consolidated net income (or loss).

                  "PSNH" means Public Service Company of New Hampshire, a corporation duly organized under the laws of the State of New Hampshire.

                  "RECIPIENT" has the meaning assigned to that term in Section
         10.08 hereof.

                  "REFERENCE BANKS" means CIBC, Fleet Bank, N.A. and The Bank of New York, and any other bank or financial institution designated by the Borrower and the Administrative Agent with the approval of the Majority Lenders to act as a Reference Bank hereunder.

                  "REGULATORY ASSET" means, with respect to CL&P or WMECO, an intangible asset established by statute, regulation or regulatory order or similar action of a utility regulatory agency having jurisdiction over CL&P or WMECO, as the case may be, and included in the rate base of CL&P or WMECO, as the case may be, with the intention that such asset be amortized by rates over time.

                  "RESTRICTED PAYMENT" shall mean any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of NU (other than as a result of a stock split and dividends payable solely in equity securities of NU), or the purchase, redemption, retirement or other acquisition for value of any shares of any class of capital stock of NU or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding.

                  "REVOLVING CREDIT AGREEMENT" means the Credit Agreement, dated as of November 19, 1999, among the Borrower, the lenders from time to time parties thereto and Union Bank of California, N.A., as Administrative Agent.

                  "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  "SUBSIDIARY" shall mean, with respect to any Person (the "PARENT"), any corporation, association or other business entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent.

                  "TERMINATION DATE" means the earliest to occur of (i) February 28, 2001, (ii) the date of termination of the Commitments pursuant to
         Section 8.02 or (iii) the date of acceleration of all amounts payable hereunder and under the Notes pursuant to Section 8.02.

                  "TOTAL CAPITALIZATION" means, at any date, the sum of (i) the aggregate principal amount of all long-term and short-term Debt (including the current portion thereof) of the Borrower and its Subsidiaries, (ii) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of the Borrower and its Subsidiaries and (iii) the consolidated surplus of the Borrower and its Subsidiaries, paid-in, earned and other capital, if any, in each case as determined on a consolidated basis in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Borrower's Financial Statements.

                  "TOTAL COMMITMENT" means $266,000,000, or such lesser amount from time to time as shall equal the sum of the Commitments.

                  "TYPE" has the meaning assigned to such term (i) in the definition of "Contract Advance" when used in such context and (ii) in the definition of "Contract Borrowing" when used in such context.

                  "UNMATURED DEFAULT" means the occurrence and continuance of an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

                  "WMECO" means Western Massachusetts Electric Company, a corporation organized under the laws of the Commonwealth of Massachusetts.

                  "WMECO INDENTURE" has the meaning assigned to that term in
         Section 7.02(a)(iii) hereof.

                  "YEAR 2000 ISSUE" means the failure of computer software, hardware and firmware systems and equipment containing computer chips to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilize data and information due to the occurrence of the year 2000 or the inclusion of dates on or after January 1, 2000.

                  "YES" means Yankee Energy System Inc.

         SECTION 1.02. COMPUTATION OF TIME PERIODS. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         SECTION 1.03. ACCOUNTING TERMS; FINANCIAL STATEMENTS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the application employed in the preparation of the Financial Statements. All references contained herein to the Borrower's or a Principal Subsidiary's Annual Report on Form 10-K in respect of a Fiscal Year or Quarterly Report on Form 10-Q in respect of a Fiscal Quarter shall be deemed to include any exhibits and schedules thereto, including without limitation in the case of any Annual Report on Form 10-K, any "Annual Report" of the Borrower or such Principal Subsidiary referred to therein.

         SECTION 1.04. COMPUTATIONS OF OUTSTANDINGS. Whenever reference is made in this Agreement to the principal amount of Outstanding Credits under this Agreement on any date, such reference shall refer to the aggregate principal amount of all Outstanding Credits on such date after giving effect to (i) all Advances to be made on such date and the application of the proceeds thereof and
(ii) any repayment or prepayment of Advances on such date by the Borrower.


                                   ARTICLE II


                                   COMMITMENTS

         SECTION 2.01. THE COMMITMENTS. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Advance to the Borrower on any Business Day (the "FUNDING DATE") during the period from the Closing Date until March 15, 2000, in an amount not to exceed such Lender's Commitment. If the Funding Date shall not have occurred on or prior to March 15, 2000, the Commitments shall terminate.

         SECTION 2.02. FEES. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the "COMMITMENT FEE") on the amount of such Bank's Commitment at a rate per annum equal to one-half of one percent (0.5%) for the period from the date of this Agreement to (but excluding) the Funding Date or the earlier termination of the Commitments. The Commitment Fee payable by the Borrower shall be calculated and accrued daily and shall be payable on the Funding Date, or, if earlier, the date on which the Commitments are terminated.

         (b) The Borrower further agrees to pay the fees specified in the Fee Letter to the parties entitled thereto.


                                   ARTICLE III


                                CONTRACT ADVANCES

         SECTION 3.01. CONTRACT ADVANCES. Subject to Section 2.01, more than one Contract Borrowing may be made on the same Business Day. Each Contract Borrowing shall consist of Contract Advances of the same Type and Interest Period made to the Borrower on the Funding Date, or thereafter continued or converted as Advances of the same Type and for the same Interest Period on the same Business Day, by the Lenders ratably according to their respective Commitments. The Contract Borrowing to be made on the Funding Date shall be made on notice in substantially the form of Exhibit 3.01 hereto (the "NOTICE OF CONTRACT BORROWING"), delivered by the Borrower to the Administrative Agent, by hand or facsimile, not later than 11:00 a.m. (New York City time) (i) in the case of Eurodollar Rate Advances, on the third Business Day prior to the Funding Date and (ii) in the case of Base Rate Advances, on the Funding Date. Upon receipt of the Notice of Contract Borrowing, the Administrative Agent shall notify the Lenders thereof promptly on the day so received. The Notice of Contract Borrowing shall specify therein the requested
(A) Funding Date, (B) principal amount and Type of Advances comprising such Borrowing and (C) initial Interest Period for such Advances. The Borrowing to be made on the Funding Date shall be subject to the satisfaction of the conditions precedent thereto as set forth in Article V hereof.

         SECTION 3.02. TERMS RELATING TO THE MAKING OF CONTRACT ADVANCES.

         (a) Notwithstanding anything in Section 3.01 above to the contrary:

                  (i) at no time shall more than six different Contract Borrowings be outstanding hereunder; and

                  (ii) each Contract Borrowing hereunder which is to be comprised of Base Rate or Eurodollar Rate Advances shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

         (b) The Notice of Borrowing shall be irrevocable and binding on the Borrower.

         SECTION 3.03. MAKING OF ADVANCES.

         (a) Each Lender shall, before 1:00 p.m. (New York City time) on the Funding Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's address referred to in
Section 10.02, in same day funds, such Lender's portion of the Borrowing to be made on such date. Contract Advances shall be made by the Lenders ratably in accordance with their several Commitments. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

         (b) Unless the Administrative Agent shall have received notice from a Lender prior to the time of the Borrowing to be made on the Funding Date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Funding Date in accordance with subsection (a) of this Section 3.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount on such date. If and to the extent that any such Lender (a "NON-PERFORMING LENDER") shall not have so made such ratable portion available to the Administrative Agent, the non-performing Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such

Lender, the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

         (c) The failure of any Lender to make the Advance to be made by it as part of the Borrowing on the Funding Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Funding Date.

         SECTION 3.04. REPAYMENT OF ADVANCES. The Borrower shall repay the principal amount of each Advance made to it hereunder on the Termination Date.

         SECTION 3.05. INTEREST.

         (a) INTEREST PERIODS.

                  (i) The period commencing on the date of each Advance and ending on the last day of the period selected by the Borrower with respect to such Advance pursuant to the provisions of this Section 3.05 is referred to herein as an "INTEREST PERIOD". The duration of each Interest Period shall be (i) in the case of any Eurodollar Rate Advance, one, two, three or (subject to availability) more months, and
         (ii) in the case of any Base Rate Advance, the period of time beginning on the date of the making of, or the conversion of an outstanding Advance into, such Advance and ending on the last day of March, June, September or December next following the date on which such Advance was made; provided, however, that no Interest Period may be selected by the Borrower if such Interest Period would end after the Termination Date.

                  (ii) Subject to the terms and conditions of this Agreement, the initial Interest Period for the Advances made to the Borrower on the Funding Date shall be determined by the Borrower as set forth in its Notice of Contract Borrowing. The Borrower may elect to continue or convert (A) the Advances made on the Funding Date and (B) thereafter, one or more Advances of any Type and having the same Interest Period, to one or more Advances of the same or any other Type and having the same or a different Interest Period, on the following terms and subject to the following conditions:

                           (A) Each continuation or conversion shall be made as
                  to all Advances comprising a single Borrowing upon written notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed continuation of or conversion, in the case of a continuation or conversion to a Eurodollar Rate Advance, or on the day of the proposed continuation of or conversion to a Base Rate Advance. The Administrative Agent shall notify each Lender of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information: (1) the date of such proposed continuation or conversion (which in the case of Eurodollar Rate Advances shall be the last day of the Interest Period then applicable to such Advances to be continued or converted), (2) the Type of, and Interest Period applicable to the Advances proposed to be continued or converted, (3) the aggregate principal amount of Advances proposed to be continued or converted, and (4) the Type of Advances to which such Advances are proposed to be continued or converted and the Interest Period to be applicable thereto.

                           (B) During the continuance of an Unmatured Default,
                  the right of the Borrower to continue or convert Advances to Eurodollar Rate Advances shall be suspended, and all Eurodollar Rate Advances then outstanding shall be converted to Base Rate Advances on the last day of the Interest Period then in effect, if, on such day, an Unmatured Default shall be continuing.

                           (C) During the continuance of an Event of Default,
                  the right of the Borrower to continue or convert Advances to Eurodollar Rate Advances shall be suspended, and upon the occurrence of an Event of Default, all Eurodollar Rate Advances then outstanding shall immediately, without further act by the Borrower, be converted to Base Rate Advances.

                           (D) If no notice of continuation or conversion is
                  received by the Administrative Agent as provided in paragraph
                  (A), above, with respect to any outstanding Advances on or before the third Business Day prior to the last day of the Interest Period then in effect for such Advances, the Administrative Agent shall treat such absence of notice as a deemed notice of continuation or conversion providing for such Advances to be continued as or converted to Base Rate Advances with an Interest Period of three months commencing on the last day of such Interest Period.

         (b) INTEREST RATES. The Borrower shall pay interest on the unpaid principal amount of each Advance owing by the Borrower from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

                  (i) EURODOLLAR RATE ADVANCES. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of the Interest Period applicable thereto and on the Termination Date; provided that during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to 2% per annum above the Applicable Rate for such Advance for such Interest Period.

                  (ii) BASE RATE ADVANCES. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly on the last day of each March, June, September and December and on the date such Base Rate Advance shall be paid in full; provided that during the continuance of any Event of Default, such Advance shall bear interest at a rate per annum equal at all times to 2% per annum above the Applicable Rate for such Advance for such Interest Period.

         (c) OTHER AMOUNTS. Any other amounts payable hereunder that are not paid when due shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to 2.0% per annum above the Applicable Rate in effect from time to time for Base Rate Advances, payable on demand.

         (d) INTEREST RATE DETERMINATIONS. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the Applicable Rate determined from time to time by the Administrative Agent for each Contract Advance. Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining the Eurodollar Rate for any Interest Period. If any one Reference Bank shall not furnish such timely information, the Administrative Agent shall determine such interest rate on the basis of the timely information furnished by the other two Reference Banks.

         (e) MAXIMUM INTEREST RATE. Notwithstanding anything herein to the contrary:

                  (i) If at any time the effective interest rate on any Eurodollar Rate Advance or Base Rate Advance for any Interest Period (including any additional interest payable upon the occurrence of an Event of Default) exceeds 4.00% plus the Eurodollar Rate as determined (or as it would have been determined) as of the first day of the then applicable Interest Period for such Eurodollar Rate Advance or Base Rate Advance (the "MAXIMUM RATE"), such rate of interest shall be reduced to the Maximum Rate.

                  (ii) If the amount of interest payable for the account of any Lender in respect of any Interest Period is reduced pursuant to subparagraph (i), above, and the amount of interest payable for such Lender's account in respect of any subsequent Interest Period would be less than the amount of interest computed at the Maximum Rate, then the amount of interest payable for such Lender's account in respect of such subsequent Interest Period shall, to the extent permitted by applicable law, be automatically increased to the amount of interest that would be payable for such Interest Period if such interest were computed at the Maximum Rate; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender is increased pursuant to this subparagraph (ii) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to subparagraph (i), above.

                                   ARTICLE IV


                                    PAYMENTS

         SECTION 4.01. PAYMENTS AND COMPUTATIONS.

         (a) The Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.02 hereof, in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to whom the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to
Section 10.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

         (b) The Borrower hereby authorizes the Administrative Agent and each Lender, if and to the extent payment owed by the Borrower to the Administrative Agent or such Lender, as the case may be, is not made when due hereunder (or, in the case of a Lender, under the Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Administrative Agent or such Lender, as the case may be, any amount so due.

         (c) All computations of interest based on the Base Rate (except when determined on the basis of the Federal Funds Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be. All computations of interest and other amounts payable pursuant to Section 4.03 shall be made by the Lender claiming such interest or other amount on the basis of a year of 360 days. All other computations of interest, including computations of interest based on the Eurodollar Rate, the Base Rate (when and if determined on the basis of the Federal Funds Rate), and all computations of fees and other amounts payable hereunder, shall be made on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or other amounts are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

         (d) Whenever any payment under any Loan Document shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

         (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         SECTION 4.02. PREPAYMENTS.

         (a) The Borrower shall not have any right to prepay any Contract Advances except in accordance with subsection (b) below.

         (b) The Borrower may, (i) in the case of Eurodollar Rate Advances, upon at least three Business Day's written notice to the Administrative Agent (such notice being irrevocable) and (ii) in the case of Base Rate Advances, upon notice not later than 11:00 a.m. on the date of the proposed prepayment to the Administrative Agent (such notice being irrevocable), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay Contract Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts owing in connection therewith pursuant to Section 4.03(d); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Once prepaid, Advances may not be reborrowed.

         SECTION 4.03. YIELD PROTECTION.

         (a) CHANGE IN CIRCUMSTANCES. Notwithstanding any other provision herein, if after the date hereof; the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender, or its Applicable Lending Office, by the jurisdiction in which such Lender has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against commitments or assets of, deposits with or for the account of, or credit extended by, such Lender, or (iii) shall impose on such Lender any other condition affecting this Agreement or Eurodollar

Rate Advances, and the result of any of the foregoing shall be (A) to increase the cost to such Lender of issuing, maintaining or participating in this Agreement or of agreeing to make, making or maintaining any Advance or (B) to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

         (b) CAPITAL. If any Lender shall have determined that any change after the date hereof in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender), or any holding company of any such entity, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such entity's capital or on the capital of such entity's holding company, if any, as a consequence of this Agreement, any Commitment hereunder or the portion of the Advances made by such entity pursuant hereto to a level below that which such entity or such entity's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such entity's policies and the policies of such entity's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such entity or such entity's holding company based upon the existence of this Agreement, any Commitment hereunder, the portion of the Advance made by such entity pursuant hereto and other similar such credits, participations, commitments, agreements or assets, then from time to time the Borrower shall pay to such Lender, upon demand, such additional amount or amounts as will compensate such entity or such entity's holding company for any such reduction or allocable capital cost suffered.

         (c) EURODOLLAR RESERVES. The Borrower shall pay to each Lender upon demand, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender to the Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower and the Administrative Agent.

         (d) BREAKAGE INDEMNITY. The Borrower shall indemnify each Lender against any loss, cost or reasonable expense which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to fulfill on the Funding Date or the date of any continuation or conversion of Advances hereunder the applicable conditions precedent set forth in Articles III and

V, (ii) any failure by the Borrower to borrow or continue any, or convert any outstanding Advance into a, Eurodollar Rate Advance hereunder after the Notice of Contract Borrowing has been delivered pursuant to Section 3.01 hereof or after delivery of a notice of continuation or conversion pursuant to Section 3.05(a)(ii) hereof, (iii) any payment, prepayment, continuation or conversion of a Eurodollar Rate Advance required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Eurodollar Rate Advance made to the Borrower or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (v) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Eurodollar Rate Advance being paid, prepaid, converted, continued or not borrowed or continued for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow or continue to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow or continue, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, continued or not borrowed or continued for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that in the case of any Eurodollar Rate Advance, each Lender shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the Applicable Rate for such Advance.

(e) NOTICES. A certificate of any Lender setting forth such entity's claim for compensation hereunder and the amount necessary to compensate such entity or its holding company pursuant to subsections (a) through (d) of this Section 4.03 shall be submitted to the Borrower and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender directly the amount shown as due on any such certificate within 10 days after its receipt of the same. The failure of any entity to provide such notice or to make demand for payment under this Section 4.03 shall not constitute a waiver of such entity's rights hereunder; provided that such entity shall not be entitled to demand payment pursuant to subsections (a) through (d) of this Section 4.03 in respect of any loss, cost, expense, reduction or reserve, if such demand is made more than one year following the later of such entity's incurrence or sufferance thereof or such entity's actual knowledge of the event giving rise to such entity's rights pursuant to such subsections. Each Lender shall use reasonable efforts to ensure the accuracy and validity of any claim made by it hereunder, but the foregoing shall not obligate any such entity to assert any possible invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) CHANGE IN LEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Borrower and the Administrative Agent, such Lender may:

                  (i) declare that Eurodollar Rate Advances will not thereafter be made by such Lender hereunder, whereupon the right of the Borrower to select Eurodollar Rate Advances for any Borrowing or conversion shall be forthwith suspended until such Lender shall withdraw such notice as provided hereinbelow or shall cease to be a Lender hereunder pursuant to Section 10.07(g) hereof; and

                  (ii) require that all outstanding Eurodollar Rate Advances be converted to Base Rate Advances, in which event all Eurodollar Rate Advances shall be automatically converted to Base Rate Advances as of the effective date of such notice as provided herein below.

         Upon receipt of any such notice, the Administrative Agent shall promptly notify the other Lenders. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Borrower and the Administrative Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such withdrawing notice from such Lender (or upon such Lender assigning all of its Commitments, Advances and other rights and obligations under the Loan Documents in accordance with
Section 10.07(g)), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Borrower under this subsection (f), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Any notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Borrower and the Administrative Agent.

         (g) MARKET RATE DISRUPTIONS. If (i) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances in connection with any proposed Borrowing or (ii) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Borrower to select or receive Eurodollar Rate Advances for any Borrowing shall be forthwith suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and until such notification from the Administrative Agent, each requested Borrowing of Eurodollar Rate Advances hereunder shall be deemed to be a request for Base Rate Advances.

         (h) RIGHTS OF PARTICIPANTS. Any participant in a Lender's interests hereunder may assert any claim for yield protection under Section 4.03 that it could have asserted if it were a Lender hereunder. If such a claim is asserted by any such participant, it shall be entitled to receive such compensation from the Borrower as a Lender would receive in like circumstances; provided, however, that with respect to any such claim, the Borrower shall have no greater liability to the Lender and its participant, in the aggregate, than it would have had to the Lender alone had no such participation interest been created.

         SECTION 4.04. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participation in accordance with Section 10.07 hereof to a Person that is not an Affiliate of the Borrower) on account of the Advances owing to it (other than pursuant to Section 4.03 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participation from the other Lenders in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.01(a).

         SECTION 4.05. TAXES.

         (a) All payments by or on behalf of the Borrower under any Loan Document shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by the Borrower under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "OTHER TAXES").

         (c) The Borrower hereby indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A claim for such indemnification shall be set forth in a certificate of such Lender or the Administrative Agent (as the case may be) setting forth in reasonable detail the amount necessary to indemnify such Person pursuant to this subsection (c) and shall be submitted to the Borrower and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender or the Administrative Agent (as the case may be) directly the amount shown as due on any such certificate within 30 days after the receipt of same. If any Taxes or Other Taxes for which a Lender or the Administrative Agent has received payments from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Lender or the Administrative Agent, such Lender or the Administrative Agent, as the case may be, shall promptly forward to the Borrower any such refunded amount. The Borrower's, the Administrative Agent's and each Lender's obligations under this Section 4.05 shall survive the payment in full of the Outstanding Credits.

         (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Each Lender that is not incorporated under the laws of the United States of America or any state thereof shall, on or prior to the date it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the "CODE"), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form 4224, Form 1001, Form W-8 BEN or Form W-8 ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that it is (i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in its Applicable Lending Office and shall deliver to the Borrower and the Administrative Agent together with such notice such certificates, documents or other evidence referred to in the immediately preceding sentence. Each Lender will use good faith efforts to apprise the Borrower and the Administrative Agent as promptly as practicable of any impending change in its tax status that would give rise to any obligation by the

Borrower to pay any additional amounts pursuant to this Section 4.05. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under the Loan Documents are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States of America. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this Section 4.05, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

         (f) Any Lender claiming any additional amounts payable pursuant to this
Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.


                                    ARTICLE V


                              CONDITIONS PRECEDENT

         SECTION 5.01. CONDITIONS PRECEDENT TO EFFECTIVENESS. The obligations of the Lenders to make Advances to the Borrower on the Funding Date shall not become effective until the date (the "CLOSING DATE") on which each of the following conditions is satisfied:

         (a) The Administrative Agent shall have received on or before the Closing Date the following, each dated the Closing Date, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender (except for the Notes):

                  (i) Counterparts of this Agreement, duly executed by the Borrower.

                  (ii) Contract Notes of the Borrower, duly made to the order of each Lender in the amount of such Lender's Commitment.

                  (iii) A certificate of the Secretary or Assistant Secretary of the Borrower certifying:

                           (A) the names and true signatures of the officers of
                  the Borrower authorized to sign the Loan Documents;

                           (B) that attached thereto are true and correct copies
                  of: (1) the Declaration of Trust of the Borrower, together with all amendments thereto, as in effect on such date; (2) the resolutions of the Borrower's Board of Trustees approving the execution, delivery and performance by the Borrower of the Loan Documents, the Borrowings hereunder and the consummation by the Borrower of the acquisition of YES;
                  (3) all documents evidencing other necessary corporate or other similar action, if any, with respect to the execution, delivery and performance of the Loan Documents by the Borrower and the consummation by the Borrower of the acquisition of YES; and (4) true and correct copies of all Governmental Approvals referred to in clauses (i) and (iii) of the definition of "Governmental Approval" required to be obtained by the Borrower in connection with the execution, delivery and performance by the Borrower of the Loan Documents (including the order of the Securities and Exchange Commission) and the acquisition by the Borrower of YES; and

                           (C) that the resolutions referred to in the foregoing
                  clause (B)(2) have not been modified, revoked or rescinded and are in full force and effect on such date.

                  (iv) A certificate signed by the Treasurer or Assistant Treasurer of the Borrower, certifying as to:

                           (A) the delivery to each of the Lenders, prior to the
                  Closing Date, of true, correct and complete copies (other than exhibits thereto) of all of the Disclosure Documents; and

                           (B) the absence of any material adverse change in the
                  financial condition, operations, properties or prospects of the Borrower or the Borrower and its Principal Subsidiaries, taken as a whole, since September 30, 1999, except as disclosed in the Disclosure Documents.

                  (v) A certificate of a duly authorized officer of the Borrower certifying that (i) the representations and warranties of the Borrower contained in Section 6.01 are correct, in all material respects, on and as of the Closing Date, (ii) no event has occurred and is continuing which constitutes an Event of Default or Unmatured Default, and (iii) attached thereto is the merger agreement with respect to the acquisition of YES and all amendments and supplements, if any, thereto.

                  (vi) Such financial, business and other information regarding the Borrower and its Principal Subsidiaries, as any Lender shall have reasonably requested.

                  (vii) Favorable opinions of:

                           (A) Day, Berry & Howard, counsel to the Borrower, in
                  substantially the form of Exhibit 5.01A hereto and as to such other matters as any Lender may reasonably request;

                           (B) Jeffrey C. Miller, Assistant General Counsel of
                  NUSCO, in substantially the form of Exhibit 5.01B hereto; and as to such other matters as any Lender may reasonably request; and

                           (C) King & Spalding, special New York counsel to the
                  Administrative Agent, in substantially the form of Exhibit 5.01C hereto and as to such other matters as any Lender may reasonably request.

         (b) The representations and warranties of the Borrower contained in
Section 6.01 shall be correct in all material respects on and as of the Closing Date, and no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Default.

         (c) All fees and other amounts payable pursuant to the Fee Letter shall have been paid (to the extent then due and payable).

         (d) The Borrower shall have entered into a definitive merger agreement with respect to the acquisition of YES; the Administrative Agent shall have reviewed and shall be satisfied with all of the material terms thereof; no default or failure in the satisfaction of a condition shall have occurred and be continuing under such agreement that could reasonably be expected to threaten or materially delay the consummation of such acquisition; and, from and after the date hereof, the Borrower shall not have agreed to any modification of such material terms if the effect thereof would be to increase the purchase price of the shares of YES to be acquired thereunder or, without the consent of the Administrative Agent, if the effect of such modification would be to decrease the aggregate value of such shares.

         (e) The Administrative Agent shall have received such other approvals, opinions and documents as the Majority Lenders, through the Administrative Agent, shall have reasonably requested as to the legality, validity, binding effect or enforceability of this Agreement and the Notes or the financial condition, operations, properties or prospects of the Borrower and its Principal Subsidiaries.

         SECTION 5.02. CONDITIONS PRECEDENT TO ADVANCES ON FUNDING DATE. The obligation of any Lender to make an Advance on the Funding Date shall be subject to the conditions precedent that, on such date and after giving effect to the Advances to be made thereon:

         (a) the following statements shall be true (and each of the giving of the Notice of Contract Borrowing with respect to such Advances and the acceptance of the proceeds of such Advances by the Borrower shall constitute a representation and warranty by the Borrower that on the Funding Date such statements are true):

                  (i) the representations and warranties of the Borrower contained in Section 6.01 of this Agreement are correct, in all material respects, on and as of the Funding Date, before and after giving effect to the Advances to be made thereon and to the application of the proceeds therefrom, as though made on and as of such date; and

                  (ii) no Event of Default or Unmatured Default has occurred and is continuing on or as of the Funding Date or would result from the Advances to be made thereon or from the application of the proceeds thereof; and

         (b) the Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender may reasonably request through the Administrative Agent as to the legality, validity, binding effect or enforceability of any Loan Document.

         SECTION 5.03. RELIANCE ON CERTIFICATES. The Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on behalf of the Borrower and, in all cases, the Lenders and the Administrative Agent may rely on the information set forth in any such certificate.


                                   ARTICLE VI


                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

                  (a) The Borrower is a voluntary association organized under a Declaration of Trust, and each of its Principal Subsidiaries is a corporation, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate power (or in the case of the Borrower, power under its Declaration of Trust) and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where, because of the nature of its business or property, such qualification is required, except where the failure so to qualify would not have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries taken as a whole. The Borrower has the requisite power to execute, deliver and perform its obligations under the Loan Documents, to borrow hereunder and to execute and deliver its respective Notes, and to consummate the acquisition of YES.

                  (b) The execution, delivery and performance of the Loan Documents by the Borrower, and the consummation by the Borrower of the acquisition of YES, are within the Borrower's powers under its Declaration or Trust, have been duly authorized by all necessary action under its Declaration of Trust and applicable law, and do not and will not contravene (i) the Borrower's Declaration of Trust or any law or legal restriction or (ii) any contractual restriction binding on or affecting the Borrower or its properties or its Principal Subsidiaries or their respective properties.

                  (c) Except as disclosed in the Disclosure Documents, none of the Borrower or any of its Principal Subsidiaries is in violation of any law or in default with respect to any judgment, writ, injunction, decree, rule or regulation (including any of the foregoing relating to environmental laws and regulations) of any court or governmental agency or instrumentality where such violation or default would reasonably be expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole.

                  (d) There has been no material adverse development with respect to (i) the proceedings of CL&P or WMECO to divest its generating assets, or (ii) any orders, plans or authorizations for recovery of the stranded assets of CL&P or WMECO, where any such development results, or would reasonably be expected to result, in a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, other than as described in the Disclosure Documents.

                  (e) All Governmental Approvals referred to in clauses (i) and
         (iii) of the definition of "Governmental Approvals" have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired, except as described below. If the period for appeal of the order of the Securities and Exchange Commission approving the transactions contemplated hereby (including the acquisition by the Borrower of YES) has not expired, the filing of an appeal of such order will not affect the validity of said transactions, unless such order has been otherwise stayed or any of the parties hereto has actual knowledge that any of such transactions constitutes a violation of the Public Utility Holding Company Act of 1935 or any rule or regulation thereunder. No such stay exists and the Borrower has no reason to believe that any of such transactions constitutes any such violation. The Borrower and each Subsidiary thereof has obtained or made all Governmental Approvals referred to in clause (ii) of the definition of "Governmental Approvals", except (A) those which are not yet required but which are obtainable in the ordinary course of business as and when required, (B) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, and (C) those which the Borrower or any such Subsidiary, as the case may be, is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Borrower or any such Subsidiary, as the case may be, is contesting in good faith by appropriate proceedings or by other appropriate means, in each case described in the foregoing clause (C), except as is disclosed in the Disclosure Documents, such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

                  (f) The Loan Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; subject to the qualification, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  (g) The Financial Statements, copies of which have been provided to the Administrative Agent and each of the Lenders, fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and each of its Principal Subsidiaries at and for the period ended on the dates thereof, and have been prepared in accordance with generally accepted accounting principles consistently applied. Since September 30, 1999, there has been no material adverse change in the consolidated financial condition, operations, properties or prospects of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, except as disclosed in the Disclosure Documents.

                  (h) There is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Borrower, any Principal Subsidiary thereof or any of their respective properties, before any court, governmental agency or arbitrator (i) which affects or purports to affect the legality, validity or enforceability of any Loan Document or of the consummation by the Borrower of the acquisition of YES or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect (A) the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, or (B) the timing, cost or worth to the Borrower of the consummation of the acquisition of YES, except, for purposes of this clause (ii) only, such as is described in the Disclosure Documents or in Schedule II hereto.

                  (i) No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, except as disclosed to the Lenders and consented to by the Majority Lenders in writing. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of each such ERISA Plan (Form 5500 Series), there has been no material adverse change in the funding status of the ERISA Plans referred to therein, and no "prohibited transaction" has occurred with respect thereto that, singly or in the aggregate with all other "prohibited transactions" and after giving effect to all likely consequences thereof, would be reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing.

                  (j) The Borrower and each Principal Subsidiary thereof has good and marketable title (or, in the case of personal property, valid title) or valid leasehold interests in its assets, except for (i) minor defects in title that do not materially interfere with the ability of the Borrower or such Principal Subsidiary to conduct its business as now conducted and (ii) other defects that, either individually or in the aggregate, do not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole. All such assets and properties are free and clear of any Lien, other than Liens permitted under Section 7.02(a) hereof. No Liens exist on the stock of CL&P, WMECO or PSNH.

                  (k) All outstanding shares of capital stock having ordinary voting power for the election of directors of each Principal Subsidiary have been validly issued and are fully paid and nonassessable and are owned beneficially by NU, free and clear of any Lien. NU is a "holding company" (as defined in the Public Utility Holding Company Act of 1935, as amended).

                  (l) The Borrower and each of its Principal Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower or such Principal Subsidiary is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

                  (m) No exhibit, schedule, report or other written information provided by or on behalf of the Borrower or its agents to the Administrative Agent or the Lenders in connection with the negotiation, execution and closing of the Loan Documents (including, without limitation, the Financial Statements) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. Except as has been disclosed to the Administrative Agent and each Lender, nothing has come to the attention of the responsible officers of the Borrower that would indicate that any of such assumptions, to the extent material to such projections, has ceased to be reasonable in light of subsequent developments or events.

                  (n) All proceeds of the Advances shall be used to finance the acquisition by the Borrower of YES. No proceeds of any Advance will be used in violation of, or in any manner that would result in a violation by any party hereto of, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System or any successor regulations. After giving effect to the acquisition of YES, the aggregate value of all of the shares of YES acquired by the Borrower, together with the aggregate value of all other Margin Stock (as defined in Regulation U) owned of record or beneficially by the Borrower and its consolidated subsidiaries will not exceed 25% of the total consolidated assets of the Borrower and its consolidated Subsidiaries. Neither the Borrower nor any Subsidiary thereof (A) is an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940 or (B) is engaged in the business of extending credit for the purpose of buying or carrying Margin Stock.

                  (o) The Borrower and each Principal Subsidiary thereof has obtained the insurance specified in Section 7.01(c) hereof and the same is in full force and effect.

                  (p) The Borrower and each Principal Subsidiary thereof has substantially completed reprogramming and/or remediation required as a result of the potential Year 2000 Issue to permit the proper functioning in all material respects of its computer software, hardware and firmware systems and equipment containing computer chips and the proper processing in all material respects of data, and the testing of such reprogramming or remediation (as the case may be). The Borrower has completed review of the reasonably foreseeable consequences of the potential Year 2000 Issue to the Borrower and each of its Principal Subsidiaries (including, without limitation, reprogramming errors and the failure of systems or equipment supplied by others) and such consequences are not reasonably expected to result in an Event of Default, an Unmatured Default or a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole.


                                   ARTICLE VII


                                    COVENANTS

         SECTION 7.01. AFFIRMATIVE COVENANTS. On and after the Closing Date, so long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

                  (a) USE OF PROCEEDS. Apply the proceeds of each Advance solely as specified in Section 6.01(n) hereof.

                  (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Principal Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Borrower or such Principal Subsidiary is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves in accordance with generally accepted accounting principles for the payment thereof.

                  (c) MAINTENANCE OF INSURANCE. Maintain or cause to be maintained, and cause each of its Principal Subsidiaries to maintain or cause to be maintained, insurance (including appropriate plans of self-insurance) covering the Borrower, the Principal Subsidiaries and their respective properties, in effect at all times in such amounts and covering such risks as may be required by law and, in addition, as is usually carried by companies engaged in similar businesses and owning similar properties as the Borrower and such Principal Subsidiaries.

                  (d) PRESERVATION OF EXISTENCE, ETC.; DISAGGREGATION.

                           (i) Except as permitted by Section 7.02(b) hereof,
                  preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its existence, corporate or otherwise, material rights (statutory and otherwise) and franchises except where the failure to maintain and preserve such rights and franchises would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole.

                           (ii) In furtherance of the foregoing, and
                  notwithstanding Section 7.02(b), the Borrower agrees that it will not, and will cause each of its Principal Subsidiaries not to, except in accordance with one or more restructuring plans approved by the appropriate regulatory authorities, sell, transfer or otherwise dispose of (by lease or otherwise, and whether in one or a series of related transactions) any portion of its generation, transmission or distribution assets in excess of 10% of the net utility plant assets of the Borrower and its Principal Subsidiaries, taken as a whole, in each case as determined on a cumulative basis from the date of this Agreement through the Termination Date by reference to the published balance sheets of the Borrower and its Principal Subsidiaries.

                  (e) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Principal Subsidiaries to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, any such laws, rules, regulations and orders issued by the Securities and Exchange Commission or relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, ERISA and employee safety and health matters relating to business operations, except to the extent (i) that the Borrower or any such Principal Subsidiary is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole.

                  (f) INSPECTION RIGHTS. At any time and from time to time upon reasonable notice, permit, and cause each of its Principal Subsidiaries to permit, the Administrative Agent, the Lenders and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each Principal Subsidiary and to discuss the affairs, finances and accounts of the Borrower and each Principal Subsidiary (i) with the Borrower, each Principal Subsidiary and their respective officers and directors and (ii) with the consent of the Borrower and/or its Principal Subsidiaries, as the case may be (which consent shall not be unreasonably withheld or delayed), with the accountants of the Borrower or any such Principal Subsidiary.

                  (g) KEEPING OF BOOKS. Keep, and cause each Principal Subsidiary to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and each Principal Subsidiary and the assets and business of the Borrower and each Principal Subsidiary, in accordance with generally accepted accounting practices consistently applied.

                  (h) CONDUCT OF BUSINESS. Except as permitted by Section 7.02(b) but subject in all respects to Section 7.01(d)(ii), conduct, and cause each Principal Subsidiary to conduct, its primary business in substantially the same manner and in substantially the same fields as such business is conducted on the Closing Date.

                  (i) MAINTENANCE OF PROPERTIES, ETC. (i) As to properties of the type described in Section 6.01(j) hereof, maintain, and cause each Principal Subsidiary to maintain, title of the quality described therein and preserve, maintain, develop, and operate, and cause each Principal Subsidiary to preserve, maintain, develop and operate, in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its businesses in good working order and condition, ordinary wear and tear excepted, except
         (A) as permitted by Section 7.02(b), but subject nevertheless to
         Section 7.01(d)(ii), (B) as disclosed in the Disclosure Documents or otherwise in writing to the Administrative Agent and the Lenders on or prior to the date hereof, and (C) to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole; provided, however, that neither the Borrower nor any Principal Subsidiary will be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of the Borrower or such Principal Subsidiary, desirable in the operation or maintenance of its business and would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole.

                  (j) GOVERNMENTAL APPROVALS. Duly obtain, and cause each Principal Subsidiary to duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain, and cause each Principal Subsidiary to maintain, in effect at all times, all Governmental Approvals on its part to be obtained, except in the case of those Governmental Approvals referred to in clause (ii) of the definition of "Governmental Approvals", (i) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, and (ii) those which the Borrower or such Principal Subsidiary is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Borrower or such Principal Subsidiary is contesting in good faith by appropriate proceedings or by other appropriate means; provided, however, that the exception afforded by clause (ii), above, shall be available only if and for so long as such attempt or contest, and any delay resulting therefrom, does not have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and its Principal Subsidiaries, taken as a whole, and does not magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

                  (k) FURTHER ASSURANCES. Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Lender through the Administrative Agent may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Loan Documents.

         SECTION 7.02. NEGATIVE COVENANTS. On and after the Closing Date, and so long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not, or permit any Principal Subsidiary to, without the written consent of the Majority Lenders:

         (a) LIENS, ETC. Create incur, assume or suffer to exist any Lien upon any of its properties or assets (including the stock of its Subsidiaries), whether now owned or hereafter acquired, except:

                  (i)     any Liens existing on the Closing Date;

                  (ii) in the case of CL&P, Liens created by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, from CL&P to Bankers Trust Company, as trustee, as previously and hereafter amended and supplemented (the "CL&P INDENTURE");

                  (iii) in the case of WMECO, Liens created by the First Mortgage Indenture and Deed of Trust dated as of August 1, 1954, from WMECO to State Street Bank and Trust Company, as successor trustee, as previously and hereafter amended and supplemented (the "WMECO INDENTURE");

                  (iv) in the case of PSNH, Liens created by the General and Refunding Mortgage Indenture, dated as of August 15, 1978, between PSNH and New England Merchants National Bank, as trustee, and to which First Union National Bank is successor trustee, as previously and hereafter amended and supplemented (the "PSNH INDENTURE");

                  (v) in the case of NAEC, Liens created by the First Mortgage Indenture and Deed of Trust, dated as of June 1, 1992, between NAEC and United States Trust Company of New York, as trustee, as previously and hereafter amended and supplemented (the "NAEC INDENTURE");

                  (vi) Liens on the interests of CL&P and WMECO in (A) the Millstone Unit No. 1 created by (1) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by CL&P in favor of State Street Bank and Trust Company, as successor trustee, and (2) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by WMECO in favor of State Street Bank and Trust Company, as successor trustee, to the extent of the Debt from time to time secured by such Open-End Mortgages and Trust Agreements, and (B) Millstone Unit No. 2 and Millstone Unit No. 3 created by (1) the Open-End Mortgage, dated as of November 19, 1999, made by CL&P in favor of Citibank, N.A., as collateral agent, and (2) the Open-End Mortgage, dated as of November 19, 1999, made by WMECO in favor of Citibank, N.A., as collateral agent, to the extent of the Debt secured by such Open-End Mortgages;

                  (vii) "Permitted Liens" or "Permitted Encumbrances" under the CL&P Indenture (in the case of CL&P), the WMECO Indenture (in the case of WMECO), the PSNH Indenture (in the case of PSNH) or the NAEC Indenture (in the case of NAEC), in each case as such terms are defined on the date hereof, to the extent such Liens do not secure Debt of the Borrower or any Principal Subsidiary;

                  (viii) any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by the Borrower or any Principal Subsidiary and any Lien on any assets existing at the time of acquisition thereof by the Borrower or such Principal Subsidiary or created within 180 days from the date of completion of such acquisition or construction; provided that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

                  (ix) any existing Liens on assets now owned by the Borrower or any Principal Subsidiary and Liens existing on assets of a corporation or other going concern when it is merged into or with the Borrower or such Principal Subsidiary or when substantially all of its assets are acquired by the Borrower or such Principal Subsidiary; provided that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

                  (x) Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by the Borrower or any Principal Subsidiary, and as to which the Borrower or such Principal Subsidiary, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

                  (xi) Liens created in favor of the other contracting party in connection with advance or progress payments;

                  (xii) any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

                  (xiii) Liens resulting from conditional sale agreements, capital leases or other title retention agreements including, without limitation, Liens arising under leases of nuclear fuel from the Niantic Bay Fuel Trust;

                  (xiv) with respect to pollution control bond financings, Liens on funds, accounts and other similar intangibles of the Borrower or any Principal Subsidiary created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority and pledges of the Borrower's or such Principal Subsidiary's interest, if any, in any bonds issued pursuant to such financings to a letter of credit bank or bond issuer or similar credit enhancer;

                  (xv) Liens granted on accounts receivable and Regulatory Assets in connection with financing transactions, whether denominated as sales or borrowings;

                  (xvi) Liens on the assets of, or the stock issued by, Northeast Generation Company or any other Subsidiary of the Borrower created to hold generating assets if such Liens are created to secure nonrecourse Debt incurred to acquire, construct or otherwise develop such generating assets;

                  (xvii) Liens on assets of HWP permitted to exist by the terms of agreements governing the Named Debt;

                  (xviii) any other Liens incurred in the ordinary course of business otherwise than to secure Debt; and

                  (xix) any extension, renewal or replacement of Liens permitted by clauses (i), (vi) through (ix) and (xi) through (xvi); provided, however, that the principal amount of Debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Debt so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced.

         (b) MERGERS, ACQUISITIONS, SALES OF ASSETS, ETC. Merge with or into or consolidate with or into, any Person, or purchase or otherwise acquire (whether directly or indirectly) all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets; except for the following, and then only after receipt of all necessary corporate and governmental or regulatory approvals and provided that, before and after giving effect to any such merger, consolidation, purchase, acquisition, sale, transfer, conveyance, lease or other disposition, no Event of Default or Unmatured Default shall have occurred and be continuing:

                  (A) NU may merge with or into Consolidated Edison, Inc. or a wholly owned Subsidiary thereof;

                  (B) any purchase or acquisition of a joint venture interest in a mutual insurance company providing nuclear liability or nuclear property or replacement power insurance;

                  (C) any sale of accounts receivable on reasonable commercial terms (including a commercially reasonable discount) to obtain funding for CL&P and WMECO, as the case may be;

                  (D) any sale or purchase of generating assets or Regulatory Assets on an arms-length basis, subject to approval by the appropriate regulatory authorities;

                  (E) the sale of the Borrower's or any Principal Subsidiary's assets in the ordinary course of business on customary terms and conditions;

                  (F) the acquisition of YES for consideration in an amount not to exceed $495,000,000 (excluding the assumption of Debt); and

                  (G) the acquisition of substantially all of the assets of, or substantially all of the ownership interests in, any other Person or Persons, which acquisition or acquisitions are not otherwise permitted by this subsection (b), so long as the aggregate consideration for all such acquisitions (including the acquisition by HEC Inc. of the assets of Energy Applications Inc.) does not exceed $5,000,000.

For purposes of this subsection (b), any sale of assets by the Borrower or any Principal Subsidiary (in one or a series of transactions) will be deemed to be a "substantial part" of its assets if (i) the book value of such assets exceeds 7.5% of the total book value of the assets (net of Regulatory Assets) of such Person, as reflected in the most recent financial statements of the Borrower or such Principal Subsidiary delivered to the Administrative Agent pursuant to
Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Person), or (ii) the gross revenue associated with such assets accounts for more than 7.5% of the total gross revenue of the Borrower or such Principal Subsidiary for the four proceeding fiscal quarters, as reflected in the most recent financial statements of the Borrower or such Principal Subsidiary delivered to the Administrative Agent pursuant to Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Person).

         (c) COMPLIANCE WITH ERISA. (i) Terminate, or permit any of its ERISA Affiliates to terminate, any ERISA Plan so as to result in any liability of the Borrower or any Principal Subsidiary to the PBGC in an amount greater than $1,000,000, or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA) which, alone or together with any other Reportable Event with respect to the same or another ERISA Plan, has a reasonable possibility of resulting in liability of the Borrower or any Principal Subsidiary to the PBGC in an aggregate amount exceeding $1,000,000, or any other event or condition which presents a material risk of such a termination by the PBGC of any ERISA Plan or has a reasonable possibility of resulting in a liability of the Borrower or any Principal Subsidiary to the PBGC or any withdrawal liability to an ERISA Multiemployer Plan in an aggregate amount exceeding $1,000,000.

         (c) ACCOUNTING CHANGES. Make any change in its accounting policies or reporting practices except as required or permitted by the Securities and Exchange Commission, the Financial Accounting Standards Board or any other generally recognized accounting authority.

         (e) TRANSACTIONS WITH AFFILIATES. Engage in any transaction with any Affiliate except (i) in accordance with the Public Utility Holding Company Act of 1935, to the extent applicable thereto or (ii) on terms no less favorable to the Borrower or the Principal Subsidiary party thereto than if the transaction had been negotiated in good faith on an arms-length basis with a non-Affiliate and on commercially reasonable terms or pursuant to a binding agreement in effect on the Closing Date.

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

         (f) ISSUANCE OF FIRST MORTGAGE BONDS. In the case of CL&P and WMECO only, issue any First Mortgage Bonds on or after the Closing Date, whether in addition to First Mortgage Bonds outstanding on the Closing Date or in replacement of First Mortgage Bonds redeemed, retired, defeased, repaid or prepaid on or after the Closing Date.

         (g) INTERESTS IN NUCLEAR PLANTS. Acquire any nuclear plant or any interest therein not held on the Closing Date, other than so-called "power entitlements" acquired for use in the ordinary course of business.

         (h) DEBT. Create, incur, assume or suffer to exist, any Debt of NU, NU Enterprises, Inc. or any Subsidiary of NU Enterprises, Inc., other than (i) Debt under the Loan Documents; (ii) other Debt in existence on the Closing Date, excluding any extension, renewal or replacement thereof; (iii) Debt arising under the Revolving Credit Agreement, (iv) Debt resulting from the issuance of debt-like instruments by NU for stock redemptions and repurchases in connection with the acquisition of YES in an amount not to exceed $215,000,000; (v) non-recourse Debt of the Northeast Generation Company; (vi) Parent Support Obligations in an amount not to exceed $350,000,000 at any one time outstanding;
(vii) Debt incurred by HEC Inc. in connection with the Portsmouth Naval Shipyard Project, and other Debt of HEC Inc. in an aggregate principal amount not to exceed $25,000,000; and (viii) in the case of NU Enterprises, Inc. and its Subsidiaries, Debt owing to NU, NU Enterprises, Inc. or the NU System Money Pool.

         (i) INVESTMENTS. With respect to the Borrower only, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an "INVESTMENT"), except (i) the NGC Equity Contribution; (ii) equity and debt investments in (including NU System Money Pool advances to) Select Energy Inc. in an aggregate amount not to exceed $100,000,000; (iii) NU System Money Pool advances (other than to Select Energy Inc.) in an aggregate amount not to exceed $50,000,000 at any one time outstanding; (iv) other debt and equity investments in Subsidiaries of the Borrower (other than NU System Money Pool advances and other than in Select Energy Inc.) in an aggregate amount not to exceed $50,000,000 from and after the Closing Date; (v) the issuance of up to $25,000,000 in construction completion and similar performance guaranties on behalf of HEC Inc. from and after the Closing Date; (vi) Investments permitted by subsections (b) and (h) above; (vii) Investments other than (A) those enumerated in clauses (i) through (vi) above and (B) NU System Money Pool Advances, in each case, made prior to the Closing Date; and (viii) Permitted Investments.

         (j) RESTRICTED PAYMENTS. With respect to the Borrower only, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) pay dividends to its common stockholders in an aggregate amount not to exceed $53,000,000 during any 12-month period beginning or ending on the Closing Date or any day thereafter until and including the Termination Date, and (ii) redeem or repurchase capital stock for an aggregate amount not in excess of $215,000,000 in connection with the acquisition of YES

         (k) FINANCING AGREEMENTS. With respect to the Borrower only, permit any Principal Subsidiary to enter into any agreement, contract, indenture or similar obligation, or issue any security (all of the foregoing being referred to as "FINANCING AGREEMENTS"), that is not in effect on the Closing Date, or amend or modify any existing Financing Agreement, if the effect of such Financing Agreement (or amendment or modification thereof) is to impose any additional restriction not in effect on the Closing Date on the ability of such Principal Subsidiary to pay dividends to the Borrower; provided, that the foregoing shall not restrict the right of Northeast Generation Company, or any other Subsidiary of the Borrower created to hold generating assets, to enter into any such Financing Agreement in connection with the incurrence of nonrecourse Debt to acquire, construct or otherwise develop generating assets.

         SECTION 7.03. FINANCIAL COVENANTS. On and after the Closing Date, so long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

         (a) COMMON EQUITY RATIO. Maintain at all times a ratio of Common Equity to Total Capitalization of at least 0.30:1:00.

         (b) INTEREST COVERAGE RATIO. Maintain, as of the end of each Fiscal Quarter, with respect to the four Fiscal Quarters then ended, a ratio of Consolidated Operating Income to Consolidated Interest Expense of at least 2.00:1:00.

         (c) CASH FLOW RATIO. Maintain, as of the end of each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2000, with respect to the four Fiscal Quarters then ended (or such fewer number of quarterly periods that shall have ended on or after March 31, 2000), a ratio of Operating Cash Flow to Fixed Charges of at least 1.50:1.00.

         SECTION 7.04. REPORTING OBLIGATIONS. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing, furnish or cause to be furnished to the Administrative Agent in sufficient copies for each Lender, the following:

                  (i) as soon as possible and in any event within ten days after the occurrence of each Event of Default or Unmatured Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower setting forth details of such Event of Default or Unmatured Default and the action which the Borrower proposes to take with respect thereto;

                  (ii) (A) as soon as available, and in any event within fifty
         (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower's and each of its Principal Subsidiary's Quarterly Reports on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter, or, if the Borrower or Select Energy, Inc. ceases to be required to submit such report, consolidated and unconsolidated balance sheets of the Borrower or Select Energy, Inc., as the case may be, as of the end of such Fiscal Quarter and consolidated and unconsolidated statements of income and retained earnings and of cash flows of the Borrower or Select

         Energy, Inc., as the case may be, for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Borrower or Select Energy, Inc., as the case may be, as having been prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements; and

                          (B) concurrently with the delivery of the financial
                  statements described in the foregoing clause (a), a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Borrower:

                  (1) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements,

                  (2) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, describing the nature thereof and the action which the Borrower proposes to take with respect thereto, and

                  (3) demonstrating the Borrower's compliance with the covenants set forth in Section 7.03 hereof, for and as of the end of such Fiscal Quarter, in each case such demonstrations to be in form satisfactory to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

                  (iii) (A) as soon as available, and in any event within 105 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower's and each of its Principal Subsidiary's Annual Reports on Form 10-K submitted to the Securities and Exchange Commission with respect to such Fiscal Year, or, if the Borrower or Select Energy, Inc. ceases to be required to submit such report, a copy of the annual audit report for such year for the Borrower or Select Energy, Inc., as the case may be, including therein consolidated and unconsolidated balance sheets of the Borrower or Select Energy, Inc., as the case may be, as of the end of such Fiscal Year and consolidated and unconsolidated statements of income and retained earnings and of cash flows of the Borrower or Select Energy, Inc., as the case may be, for such Fiscal Year, all in reasonable detail and certified by a nationally-recognized independent public accountant; and

                          (B) concurrently with the delivery of the financial
                  statements described in the foregoing clause (A), a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Borrower:

                  (1) to the effect that such financial statements were prepared in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Financial Statements, and

                  (2) stating that no Event of Default or Unmatured Default has occurred and is continuing, or if an Event of Default or Unmatured Default has occurred and is continuing, describing the nature thereof and the action which the Borrower proposes to take with respect thereto, and

                  (3) demonstrating the Borrower's compliance with the covenants set forth in Section 7.03 hereof, for and as of the end of such Fiscal Year, in each case such demonstrations to be in form satisfactory to the Administrative Agent and to set forth in reasonable detail the computations used in determining such compliance;

                  (iv) upon the reasonable request of the Administrative Agent, but not more than once per Fiscal Quarter, copies of any or all filings or registrations with, or notices or reports to, any regulatory authority by the Borrower or any Principal Subsidiary;

                  (v) promptly upon becoming aware that any of its or any of its Principal Subsidiaries' material businesses and operations is reasonably likely be affected by the Year 2000 Issue, a detailed description of the nature of such circumstances and the actions which the Borrower proposes to take with respect thereto, except where the effect of the Year 2000 Issue would not be reasonably likely to have a material adverse effect on the financial condition, properties, prospects or operations of the Borrower or of the Borrower and the Principal Subsidiaries, taken as a whole;

                  (vi) as soon as possible and in any event (A) within 30 days after the Chief Financial Officer, Treasurer or any Assistant Treasurer of the Borrower knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after the Borrower knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower describing such ERISA Plan Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

                  (vii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

                  (viii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to
         Section 4202 of ERISA in respect of which the Borrower may be liable;

                  (ix) promptly after the Borrower becomes aware of the commencement thereof, notice of all actions, suits, proceedings or other events of the type described in Section 6.01(h) hereof (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations);

                  (x) promptly after the filing thereof, copies of each prospectus (excluding any prospectus contained in any Form S-8) and Current Report on Form 8-K, if any, which the Borrower or any Principal Subsidiary files with the Securities and Exchange Commission or any successor governmental authority; and

                  (xi) promptly after requested, such other information respecting the financial condition, operations, properties or prospects of the Borrower or its Subsidiaries as the Administrative Agent, or the Majority Lenders through the Administrative Agent, may from time to time reasonably request in writing.


                                  ARTICLE VIII


                                    DEFAULTS

         SECTION 8.01. EVENTS OF DEFAULT. The following events shall each constitute an "EVENT OF Default":

                  (a) The Borrower shall fail to pay any principal of any Note when due or shall fail to pay any interest on any Note or fees or other amounts payable under the Loan Documents within two days after the same becomes due; or

                  (c) Any representation or warranty made by the Borrower (or any of its officers or agents) in any Loan Document, any certificate or other writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 7.01(d), Section 7.02, Section 7.03 or Section 7.04(i) hereof; or

                  (d) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in any Loan Document and any such failure shall remain unremedied for a period of 30 days after the earlier of (i) written notice of such failure having been given to the Borrower by the Administrative Agent or (ii) the Borrower having obtained actual knowledge of such failure; or

                  (e) The Borrower or any Principal Subsidiary shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt evidenced by the Notes and excluding other Debt (except for Named Debt) aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the Borrower's or such Principal Subsidiary's exercise of a prepayment option) prior to the stated maturity thereof; or

                  (f) The Borrower or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Principal Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or any Principal Subsidiary, the Borrower or such Principal Subsidiary shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or such Principal Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Principal Subsidiary or any of its property) shall occur; or the Borrower or any Principal Subsidiary shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

                  (g) Any judgments or orders for the payment of money in excess of $10,000,000 (or aggregating more than $10,000,000 at any one time) shall be rendered against the Borrower or its properties or any Principal Subsidiary or its properties, and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (B) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) Any material provision of any Loan Document shall at any time for any reason cease to be valid and binding on the Borrower, or shall be determined to be invalid or unenforceable by any court, governmental agency or authority having jurisdiction over the Borrower, or the Borrower shall deny that it has any further liability or obligation under any Loan Document; or

                  (i) A Change of Control shall have occurred; or

                  (j) The Borrower shall cease to own at least 85% of the outstanding common stock of any Principal Subsidiary, free and clear of all Liens except for Liens permitted by Section 7.02(a) hereof; or

                  (k) Any legal restriction that is not in existence on the Closing Date shall materially adversely affect the ability of any Principal Subsidiary to pay dividends or make other distributions to the Borrower.

         SECTION 8.02. REMEDIES UPON EVENTS OF DEFAULT. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Lenders entitled to make such request, upon notice to the Borrower (i) declare the obligation of each Lender to make Advances to the Borrower to be terminated, whereupon such obligations of the Lenders shall forthwith terminate, provided, that any such request or consent pursuant to this clause (i) shall be made solely by Lenders having Percentages in the aggregate of not less 66-2/3%; (ii) declare the Notes of the Borrower, all interest thereon and all other amounts payable by the Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon such Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided, that any such request or consent pursuant to this clause
(ii) shall be made solely by the Lenders holding at least 66-2/3% of the then aggregate Outstanding Credits; provided, however, that if such Event of Default is an Event of Default pursuant to subsection (f) of Section 8.01, then (A) the obligation of each Lender to make Advances to the Borrower shall automatically be terminated and (B) the Notes of the Borrower, all interest thereon and all other amounts payable by the Borrower under this Agreement and the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE IX


                            THE ADMINISTRATIVE AGENT

         SECTION 9.01. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection thereof), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Administrative Agent agrees to deliver promptly to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         SECTION 9.02. ADMINISTRATIVE AGENT'S RELIANCE, ETC. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an assignee, as provided in Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower to be performed or observed, or to inspect any property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 9.03. CIBC AND ITS AFFILIATES. With respect to its Commitment and the Note issued to it, CIBC shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CIBC in its individual capacity. CIBC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CIBC were not the Administrative Agent and without any duty to account therefore to the Lenders.

         SECTION 9.04. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         SECTION 9.05. INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective Commitments of the Lenders; if any Notes or Commitments are held by the Borrower or any Affiliate thereof, any ratable apportionment hereunder shall exclude the principal amount of the Notes held by the Borrower or such Affiliate or their respective Commitments (if any) hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of any Loan Document or any action taken or omitted by the Administrative Agent in its capacity as such under any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender's ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents to the extent that the Administrative Agent is entitled to reimbursement for such expenses pursuant to Section 10.04 but is not reimbursed for such expenses by the Borrower.

         SECTION 9.06. SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Administrative Agent pursuant to this Section 9.06. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized or licensed under the laws of the United States, or of any State thereof. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be Lender or shall be another commercial bank or trust company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable to the Borrower. In addition to the foregoing right of the Administrative Agent to resign, the Majority Lenders may remove the Administrative Agent at any time, with or without cause, concurrently with the appointment by the Majority Lenders of a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

         SECTION 9.07. OTHER AGENTS. Neither The Bank of New York, by virtue of its designation as "Documentation Agent", nor Fleet National Bank, by virtue of its designation as

"Syndication Agent", shall have any duties, liabilities, obligations or responsibilities under this Agreement other than as a Lender hereunder.


                                    ARTICLE X


                                  MISCELLANEOUS

         SECTION 10.01. AMENDMENTS, ETC. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Article V, (b) increase the Commitment of any Lender hereunder or increase the Commitments of the Lenders that may be maintained hereunder or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable under the Loan Documents, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents, (f) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, or
(g) amend this Section 10.01; provided, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document.

         SECTION 10.02. NOTICES, ETC. Except as otherwise expressly provided herein, all notices and other communications provided for under the Loan Documents shall be in writing (including facsimile communication) and mailed, sent by facsimile or hand delivered:

                  (i) if to the Borrower, to it in care of NUSCO at 107 Selden Street, Berlin, Connecticut 06037, Attention:
                           Assistant Treasurer, facsimile number: (860)
                           665-5457, confirm number: (860) 665-3258;

                  (ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

                  (iii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and

                  (iv) if to the Administrative Agent, at its address at 425 Lexington Avenue, New York, New York 10017,
                           Attention: Agency Services, facsimile number: (212) 856-3691, confirm number: (212) 856-3763.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, sent by facsimile or hand delivered, be effective five days after when deposited in the mails, or when sent by facsimile, or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, IV or IX shall not be effective until received by the Administrative Agent. With respect to any telephone notice given or received by the Administrative Agent pursuant to Section 3.03 hereof, the records of the Administrative Agent shall be conclusive for all purposes.

         SECTION 10.03. NO WAIVER OF REMEDIES. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 10.04. COSTS, EXPENSES AND INDEMNIFICATION.

         (a) The Borrower agrees to pay when due, in accordance with the terms hereof: (i) all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Loan Documents, and any proposed modification, amendment, or consent relating thereto (including, in each case, the reasonable fees and expenses of counsel to the Administrative Agent); and (ii) all costs and expenses of the Administrative Agent and each Lender (including all fees and expenses of counsel) in connection with the enforcement, whether through negotiations, legal proceedings or otherwise, of the Loan Documents.

         (b) The Borrower hereby agrees to indemnify and hold the Administrative Agent and each Lender, and its officers, directors, employees, professional advisors and affiliates (each, an "INDEMNIFIED PERSON") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

                  (i) by reason of or in connection with the execution, delivery or performance of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance;

                  (ii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance

         (A) at, upon or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

                  (iii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents.

         (c) The Borrower's obligations under this Section 10.04 shall survive the assignment by any Lender pursuant to Section 10.07 hereof and shall survive as well the repayment of all amounts owing to the Lenders under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 10.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

         (d) The Borrower's obligations under this Section 10.04 are in addition to and shall not be deemed to supersede its indemnification and similar obligations set forth in that certain Commitment Letter dated as of February 15, 2000 between the Borrower and CIBC.

         SECTION 10.05. RIGHT OF SET-OFF.

         (a) Upon (i) the occurrence and during the continuance of any Event of Default, and (ii) the making of the request or the granting of the consent specified by Section 8.02 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 8.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents or such Notes and although such obligations may be Unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         (b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations under the Loan Documents, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender, but no Lender shall be liable for the conduct of the Administrative Agent or any other Lender, and the Administrative Agent shall not be liable for the conduct of the other or any Lender.

         SECTION 10.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights under the Loan Documents or any interest herein without the prior written consent of the Lenders.

         SECTION 10.07. ASSIGNMENTS AND PARTICIPATION.

         (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under the Loan Documents, including, without limitation, all or a portion of its Commitment, the Advances owing to it, and the Note or Notes held by it (with the prior written consent of the Borrower and the Administrative Agent if the assignee thereunder is not then a Lender or an Affiliate of a Lender, which consent shall not be unreasonably withheld); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under the Loan Documents, (ii) if the assignee thereunder is not then a Lender or an Affiliate of a Lender, the amount of the Commitment, Advance or Note being assigned pursuant to each such assignment shall in no event be less than the lesser of the amount of the assigning Lender's Commitment and $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an assignment and acceptance in substantially the form of Exhibit
10.07 hereto (the "LENDER ASSIGNMENT"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender under the Loan Documents and (y) the Lender assignor thereunder shall, to the extent that rights and obligations under the Loan Documents have been assigned by it to an assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party to the Loan Documents); provided, however, if an Event of Default shall have occurred and be continuing a Lender may assign all or a portion of its rights and obligations without the prior written consent of the Borrower but otherwise in accordance with this Section.

         (b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the Financial Statements, or the latest financial statements delivered by the Borrower to the Administrative Agent pursuant to
Section 7.04 hereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

         (c) The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Lender Assignment has been completed and is in substantially the form of Exhibit 10.07 hereto, (i) accept such Lender Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to the Commitment and/or Advances assumed by it pursuant to such Lender Assignment and, if the assigning Lender has retained a Commitment and/or Advances hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment and/or Advances retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Lender Assignment and shall otherwise be in substantially the form of Exhibit 1.01A hereto.

         (e) Each Lender may sell Participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it or the Note or Notes held by it); provided, however, that (i) such Lender's obligations under the Loan Documents (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of the Loan Documents, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, and (v) the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action under the Loan Documents, except action (A) reducing the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable under the Loan Documents, or (B) postponing any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable under the Loan Documents.

         (f) Any Lender may, in connection with any assignment or participation or proposed assignment or proposed participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 10.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.

         (g) If any Lender shall have delivered a notice to the Administrative Agent described in Section 4.03(a), (b), (c) or (f) hereof, or shall become a non-performing Lender under Section 3.03(b) hereof, and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with Section 3.03(b), the Borrower may demand that such Lender assign, in accordance with Section 10.07 hereof, to one or more assignees designated by the Borrower or the Administrative Agent (and reasonably acceptable to the other), all (but not less than all) of such Lender's Commitment, Advances, participatory and other rights and obligations under the Loan Documents; provided that any such demand by the Borrower during the continuance of an Event of Default or an Unmatured Default shall be ineffective without the consent of the Majority Lenders. If, within 30 days following any such demand by the Borrower, any such assignee so designated shall fail to tender such assignment on terms reasonably satisfactory to the Borrower and the Borrower and the Administrative Agent shall have failed to designate any such assignee, then such demand by the Borrower shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to tender such assignment forthwith, if (i) such assignee (A) shall agree to such assignment in substantially the form of the Lender Assignment and (B) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent) and
(ii) in the event the Borrower demanded such assignment, the Borrower shall tender payment to the Administrative Agent of the processing and recording fee specified in Section 10.07(a) for such assignment.

         (h) Anything in this Section 10.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

         SECTION 10.08. CONFIDENTIALITY. In connection with the negotiation and administration of the Loan Documents, the Borrower has furnished or caused to have furnished and will from time to time furnish or cause to be furnished to the Administrative Agent and the Lenders (each, a "RECIPIENT") written information which when delivered to the Recipient will be deemed to be confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "CONFIDENTIAL INFORMATION"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those Persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable unless the Lender is prohibited from doing so by court order, subpoena or other legal process.

         SECTION 10.09. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

         SECTION 10.10. GOVERNING LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Borrower, each of the Lenders and the Administrative Agent: (i) irrevocably submits to the jurisdiction of any New York State Court or Federal court sitting in New York City in any action arising out of or relating to the Loan Documents,
(ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

         SECTION 10.11. RELATION OF THE PARTIES; NO BENEFICIARY. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of any Loan Document shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

         SECTION 10.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 10.13. LIMITATION OF LIABILITY. No shareholder or trustee of NU shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under any Loan Document, and such Loan Documents shall not be enforceable against any such trustee in their or his or her individual capacities or capacity and such Loan Documents shall be enforceable against the trustees of NU only as such, and every person, firm, association, trust or corporation having any claim or demand arising under such Loan Documents and relating to NU, its shareholders or trustees shall look solely to the trust estate of NU for the payment or satisfaction thereof.


                                                                             S-1

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                         NORTHEAST UTILITIES



                                         By: /s/ RANDY A. SHOOP
                                             -----------------------------------
                                             Name:  Randy A. Shoop
                                             Title: Assistant Treasurer-Finance

   Commitment:    $66,500,000            CANADIAN IMPERIAL BANK OF
                                         COMMERCE, NEW YORK AGENCY, as
                                             Bank and as Administrative Agent


                                         By: /s/ DENIS P. O'MEARA
                                             -----------------------------------
                                             Name:  Denis P. O'Meara
                                             Title: Executive Director


                   CIBC World Markets Corp. As Agent

   Commitment:    $66,500,000            BARCLAYS BANK PLC



                                         By /s/ SYDNEY G. DENNIS
                                            ------------------------------------
                                            Name:  Sydney G. Dennis
                                            Title: Director

  Commitment:     $66,500,000            THE BANK OF NEW YORK, as
                                            Bank and as Documentation Agent



                                         By: /s/ JOHN W. HALL
                                             -----------------------------------
                                             Name:  John W. Hall
                                             Title: Vice President

                                         FLEET NATIONAL BANK,
                                            as Syndication Agent

  Commitment:     $66,500,000            FLEET NATIONAL BANK,
                                            as Trust Administrator for
                                            LongLane Master Trust IV, as Bank



                                         By: /s/
                                             -----------------------------------
                                             Name:
                                             Title:

                                   SCHEDULE I

                           APPLICABLE LENDING OFFICES


 NAME OF BANK                        DOMESTIC LENDING OFFICE              EURODOLLAR LENDING OFFICE
 ------------                        -----------------------              -------------------------
 Barclays Bank PLC                   75 Wall Street, 11th Floor           75 Wall Street, 11th Floor
                                     New York, NY 10265                   New York, NY 10265
 The Bank of New York                One Wall Street                      One Wall Street
                                     New York, NY  10286                  New York, NY  10286
 Fleet National Bank,                100 Federal Street                   100 Federal Street
 as Trust Administrator for          Boston, MA  02110                    Boston, MA  02110
 LongLane Master Trust IV
 Canadian Imperial Bank of           425 Lexington Avenue                 425 Lexington Avenue
 Commerce                            New York, NY  10017                  New York, NY  10017

                                   SCHEDULE II

                                 PENDING ACTIONS


                                      None.

                                                                   EXHIBIT 1.01A

                                     FORM OF
                                  CONTRACT NOTE



   $                                                       New York, New York
                                                             March 1, 2000


         FOR VALUE RECEIVED, the undersigned, NORTHEAST UTILITIES, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts (the "BORROWER"), hereby promises to pay to the order of [___________] (the "LENDER"), on the Termination Date (as defined in the Credit Agreement referred to below), the lesser of the principal sum of [_____________________] DOLLARS ($___________) and the aggregate unpaid principal amount of all Contract Advances made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest on such principal amount from time to time outstanding, in like funds, at a rate or rates per annum and payable with respect to such periods and on such dates as determined pursuant to the Credit Agreement.

         The Borrower promises to pay interest, on demand, on any overdue principal and overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

         The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

         All borrowings evidenced by this Contract Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the

Borrower to make payments of principal and interest in accordance with the terms of this Contract Note and the Credit Agreement.

         This Contract Note is one of the Contract Notes referred to in the Term Loan Agreement, dated as of March 1, 2000 among the Borrower, the Lenders party thereto, Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent, The Bank of New York, as Documentation Agent, and Fleet National Bank, as Syndication Agent (as amended from time to time in accordance with its terms, the "CREDIT AGREEMENT") and is subject to the terms and conditions contained in the Credit Agreement and is entitled to the benefits thereof. The Credit Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Contract Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

         No shareholder or trustee of the Borrower shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under this Contract Note, and this Contract Note shall not be enforceable against any such trustee in their or his or her individual capacities or capacity; this Contract Note shall be enforceable against the trustees of the Borrower only as such, and every, person, firm, association, trust or corporation having any claim or demand arising under this Contract Note relating to the Borrower, its shareholders or trustees shall look solely to the trust estate of the Borrower for payment or satisfaction thereof.

                                         NORTHEAST UTILITIES


                                         By /s/
                                            ------------------------------------
                                            Name:
                                            Title:


                               GRID NOTE SCHEDULE

--------------------------------------------------------------------------------

DATE OF    AMOUNT OF   INTEREST   INTEREST   NUMBER   INTEREST   AMOUNT   NOTED
ADVANCE    PRINCIPAL    RATE       PERIOD    OF DAYS    DUE       PAID     BY
             PAID                                      DATE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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                                       62

                                                               EXHIBIT 3.01 (NU)

                      FORM OF NOTICE OF CONTRACT BORROWING


                                                            [Date]1     1    The
Notice of Contract Borrowing must be received by the Administrative Agent (i) in the case of a proposed Contract Borrowing to consist of Eurodollar Rate Advances, by hand or facsimile not later than 11:00 a.m. (New York City time), three Business Days prior to the Funding Date and (ii) in the case of a proposed Contract Borrowing to consist of Base Rate Advances, by hand or facsimile not later than 11:00 a.m. (New York City time), on the Funding Date.


Canadian Imperial Bank of Commerce,
New York Agency
   as Administrative
   Agent for the Lenders party to
   the Credit Agreement referred to below
   425 Lexington Avenue
   New York, NY  10017

   Attention: ____________________


   Ladies and Gentlemen:

            The undersigned, Northeast Utilities (the "BORROWER"), refers to the Term Loan Agreement, dated as of March 1, 2000 (as amended from time to time in accordance with its terms, the "CREDIT AGREEMENT"), among the Borrower, the Lenders party thereto, Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent, The Bank of New York, as Documentation Agent, and Fleet National Bank, as Syndication Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 3.01 of the Credit Agreement that it requests a Contract Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

     (A)      Date of proposed Contract Borrowing         _____________________
              (which is a Business Day)

     (B) Principal Amount _____________________ of Contract Borrowing Not less than $5,000,000 and in integral multiples of $1,000,000.

     (C)      Type of Advance Eurodollar Rate Advance or Base Rate Advance.
     ----------------------

     (D)      Initial Interest Period                     _____________________

            Upon acceptance of any or all of the Contract Advances requested in this Notice of Contract Borrowing, the undersigned shall be deemed to have represented and warranted that the conditions precedent to each Contract Advance applicable to it specified in Section 5.02(a) of the Credit Agreement have been satisfied.

                                       Very truly yours,

                                       NORTHEAST UTILITIES

                                       By________________________________
                                           Name:
                                           Title:



   EXHIBIT 10.07



                            ASSIGNMENT AND ACCEPTANCE


                                     Dated ,


            Reference is made to the Term Loan Agreement, dated as of March 1, 2000 (as amended from time to time in accordance with its terms, the "CREDIT AGREEMENT"), among Northeast Utilities (the "BORROWER"), the Lenders party thereto, Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent, The Bank of New York, as Documentation Agent, and Fleet National Bank, as Syndication Agent. Capitalized terms used herein and not defined shall have the meaning assigned to such terms in the Credit Agreement. Pursuant to the Credit Agreement, ________________ (the "ASSIGNOR") has committed to make advances ("ADVANCES") to the Borrower, which Advances are evidenced by the Contract Note issued by the Borrower to the Assignor.

            The Assignor and                  (the "ASSIGNEE") agree as follows:
                             -----------------

            1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, a portion of the Assignor's rights and obligations under the Loan Documents as of the Effective Date (as defined below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations of the Lenders under the Loan Documents (the "ASSIGNED INTEREST"), including, without limitation, such percentage interest in the Commitment as in effect on the Effective Date, the Advances outstanding on the Effective Date and the Notes. After giving effect to such sale and assignment, the Assignee's Commitment will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto, which shall be no fewer than five Business Days following the date first set forth above (the "EFFECTIVE DATE").

            2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, the principal amount of the Advances outstanding under the Loan Documents which are being assigned hereunder, and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Loan Documents to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date (subject to Section 10.04 of the Credit Agreement), increased costs, additional amounts or otherwise; (ii) the right to vote and to instruct the Administrative Agent under the Credit Agreement based on the Assigned Interest; (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement; and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrower, the Administrative Agent or otherwise) in the same funds in which such amount is received by the Assignor.

            3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) other than as provided in this Assignment and Acceptance, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no other representation or warranty with respect to the Borrower, the Loan Documents or any other instrument or document furnished pursuant thereto, except as expressly set forth in clause (i) of this Section 3; and (v) attaches its Notes which are subject to the assignment being made hereby and requests that the Administrative Agent obtain new Notes from the Borrower in accordance with the terms of subsection 10.07(d) of the Credit Agreement.

            4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the Financial Statements, or the latest financial statements delivered by the Borrower to the Administrative Agent pursuant to Section 7.04 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; and (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Documents or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

            5. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. Upon such acceptance and recording and receipt of any consent of the Borrower and the Administrative Agent required pursuant to
   Section 10.07(a) of the Credit Agreement, as of the Effective Date, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Notes and the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the Notes.

            6. Upon such acceptance, recording and consent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

            7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

            8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

            IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on
   Schedule 1 hereto.
                                        2


                                   Schedule 1
                                       to
                                Lender Assignment
                                     Dated ,


   SECTION 1.
   ---------

            (a)      Total Credit Agreement Commitments:$________

            (b) Percentage Interest: Specify percentage to no more than 8 decimal points.
   ---------%

            (c)      Amount of Assigned Share:                   $________


   SECTION 2.
   ---------

            Assignee's Commitment:                               $________


   SECTION 3.
   ---------

            Effective Date: Such date shall be at least 5 Business  Days after
   the execution of this Lender Assignment.                 __________, ____


                                               [NAME OF ASSIGNOR], as Assignor


                                               By ______________________________
                                                  Name:
                                                  Title:


                                               [NAME OF ASSIGNEE], as Assignee


                                               By ______________________________
                                                  Name:
                                                  Title:



                          Domestic               Lending Office (and address for
                                                 notices):
                                    [Address]


                           Eurodollar Lending Office:
                                    [Address]


   Accepted and Consented to this      day
                                  ----
   of             :
      ------------ -

   CANADIAN IMPERIAL BANK OF COMMERCE,
      as Administrative Agent


   By ____________________________
      Name:
      Title:


   Consented tothis      day
                    ----
   of             :
      ------------

   NORTHEAST UTILITIES


   By:
      -----------------------------------------
       Name:
       Title: